Exhibit 99.1

         The following are answers to some of the questions which we have received regarding Rite Aid's acquisition of the U.S. operations of The Jean Coutu Group (PJC), Inc., relating to the 8.5% Senior Subordinated Notes issued by Jean Coutu and the effect of the transactions on Rite Aid's debt.

         (1) How is Rite Aid's acquisition of the Eckerd and Brooks stores structured?

         The transaction is structured as the sale by The Jean Coutu Group
(PJC), Inc. to Rite Aid Corporation of all of the capital stock of the holding company for Jean Coutu's U.S. operations. This sale by Jean Coutu to Rite Aid is not a merger.

         (2) Will Rite Aid's acquisition of the Eckerd and Brooks stores constitute a "change of control" under the 8.5% Senior Subordinated Notes Indenture?

         No. Please see the definition of "Change of Control" in Section 101 of the Jean Coutu 8.5% Senior Subordinated Notes Indenture.

         (3) Does the transaction constitute the sale of "all or substantially all" of Jean Coutu's assets?

         Jean Coutu has informed us that the transaction constitutes the sale of "all or substantially all" of Jean Coutu's assets. Rite Aid intends to assume the 8.5% Senior Subordinated Notes since the transaction constitutes the sale of all or substantially all of Jean Coutu's and its Restricted Subsidiaries (as such term is defined in the 8.5% Senior Subordinated Notes Indenture) assets. Please see Section 801 of the 8.5% Senior Subordinated Notes Indenture.

         (4) Should the transaction be viewed as an "Asset Sale" under covenants providing for limitations on the sale of assets in the 8.5% Senior Subordinated Notes Indenture?

         The sale of "all or substantially all" of Jean Coutu's assets is governed by Article Eight of the 8.5% Senior Subordinated Notes Indenture. The definition of "Asset Sale" specifically excludes transactions governed by Article Eight. Therefore, the covenants in Section 1012 of the 8.5% Senior Subordinated Notes Indenture regarding limitations on "Asset Sales" do not apply to the transaction.

         (5) Which Rite Aid entity intends to assume the Jean Coutu 8.5% Senior Subordinated Notes?

         Rite Aid Corporation, the publicly-owned parent company, intends to assume the Jean Coutu 8.5% Senior Subordinated Notes.

         (6) Will the 8.5% Senior Subordinated Notes continue to have the benefit of subsidiary guarantees?

         Yes, the Jean Coutu 8.5% Senior Subordinated Notes will continue to be guaranteed by the Jean Coutu entities that Rite Aid acquires. The 8.5% Senior Subordinated Notes also will be guaranteed by the Rite Aid subsidiaries that currently guarantee Rite Aid's high yield indebtedness. These guarantees will be unsecured and on a senior subordinated basis.

         (7) Will Rite Aid's 9.25% Senior Notes due 2013 become guaranteed as a result of the transaction?

         Yes. As a result of the assumption of the 8.5% Notes and the proposed financing, Rite Aid's 9.25% Senior Notes due 2013 will become guaranteed on a senior unsecured basis by the same subsidiaries that will guarantee the 8.5% Senior Subordinated Notes and the same subsidiaries that guarantee Rite Aid's 8.125% Senior Secured Notes due 2010, 9.5% Senior Secured Notes due 2011 and 7.5% Senior Secured Notes due 2015.

         (8) Will Rite Aid's senior unsecured bonds become guaranteed as a result of the transaction?

         No. Rite Aid's 6.125% Fixed Rate Senior Notes due 2008, 6.875% Senior Debentures due 2013, 7.7% Notes due 2027 and 6.875% Fixed Rate Senior Notes due 2028 are not currently guaranteed and will not become guaranteed as a result of the transaction and Rite Aid's planned financing.

         (9) What are the subordination terms of the 8.5% Senior Subordinated Notes? Will the 8.5% Senior Subordinated Notes be senior to Rite Aid's other senior unsecured unguaranteed bonds?

         The 8.5% Senior Subordinated Notes and the related guarantees will be subordinated to the senior debt of Rite Aid Corporation and the senior debt of the subsidiaries of Rite Aid Corporation that are guarantors of the Notes, respectively. The subordination terms are set forth in Articles Thirteen and Fourteen of the Jean Coutu 8.5% Senior Subordinated Notes Indenture. Rite Aid's 6.125% Fixed Rate Senior Notes due 2008, 6.875% Senior Debentures due 2013, 7.7% Notes due 2027 and 6.875% Fixed Rate Senior Notes due 2028 will not become guaranteed as a result of the transaction and Rite Aid's financing as currently proposed.

         (10) What conditions under the Indenture for the 8.5% Senior Subordinated Notes must be satisfied in order for Rite Aid to assume the Notes?

         Article Eight of the Jean Coutu 8.5% Senior Subordinated Notes Indenture sets forth conditions that must be satisfied in connection with the assumption of the 8.5% Notes. The conditions include, but are not limited to, satisfaction of a minimum Consolidated Fixed Charge Coverage Ratio (as such term is defined in the 8.5% Senior Subordinated Notes Indenture). Whether the Consolidated Fixed Charge Coverage Ratio condition will be met will not be known until the time of the closing is set and the ratio can be calculated.

         (11) What if the conditions to the assumption of the 8.5% Senior Subordinated Notes cannot be satisfied?

         Rite Aid has financing commitments that would replace the 8.5% Senior Subordinated Notes if the Notes are not assumed.

         (12) Will the Jean Coutu Group (PJC) Inc., the original issuer of the 8.5% Senior Subordinated Notes, and its subsidiaries which guarantee the Notes, be released from their obligations with respect to the Notes?

         Upon Rite Aid's assumption of the 8.5% Senior Subordinated Notes, the original issuer of the Notes will be no longer be obligated with respect to the Notes. The subsidiaries of Jean Coutu that are part of the U.S. operation being acquired by Rite Aid will remain as guarantors of the Notes as provided in the 8.5% Senior Subordinated Notes Indenture. Jean Coutu has informed us that the remaining Canadian subsidiaries of Jean Coutu are expected to be dissolved before the transaction takes place.

         (13) Is the receipt of the Rite Aid equity in the transaction treated as a capital contribution under the Restricted Payments test in the Jean Coutu indentures?

         Jean Coutu's receipt of Rite Aid equity does not increase the amount available for payment of Restricted Payments under the 8.5% Senior Subordinated Notes Indenture.

         (14) Are you seeking any amendments to the 8.5% Senior Subordinated Notes Indenture?

         Jean Coutu is seeking certain technical amendments to the Indenture without the consent of holders of the bonds.



Additional Information and Where to Find It

Rite Aid intends to file with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Participants in the Solicitation
Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Rite Aid's proxy statement to be filed with the Securities and Exchange Commission in connection with the transaction.